  As filed with the Securities and Exchange Commission on November 21, 2001

                                                    Registration No. 333-_______
     =====================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             HEALTH CARE REIT, INC.
              -----------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                                               34-1096634
-------------------------------                          ----------------------
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                           Identification Number)

                                   One SeaGate
                                   Suite 1500
                               Toledo, Ohio 43604
                                 (419) 247-2800

--------------------------------------------------------------------------
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                GEORGE L. CHAPMAN
          Chairman of the Board, Chief Executive Officer and President
                             Health Care REIT, Inc.
                             One SeaGate, Suite 1500
                               Toledo, Ohio 43604
                             Telephone: 419-247-2800

  ---------------------------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                    Copy to:
                          Mary Ellen Pisanelli, Esquire
                         Shumaker, Loop & Kendrick, LLP
                             North Courthouse Square
                                  1000 Jackson
                               Toledo, Ohio 43624
                                 (419) 241-9000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

 -------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 ----------------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
 Title of Each                                                                Proposed Maximum
    Class of                                        Proposed Maximum              Aggregate          Amount of
 Securities to               Amount to be             Offering Price           Offering Price      Registration
Be Registered              Registered (1)(2)          Per Unit (1)(3)             (1)(2)(4)            Fee (5)
 ---------------           -----------------       ------------------         -----------------  ------------------

Debt Securities (6)

Preferred Stock,
 $1.00 par value

Common Stock,
$1.00 par value (7)

Warrants

Total                                                 $677,344,400              $677,344,400         $169,336.10
-------------------------------------------------------------------------------------------------------------

(1) Pursuant to General Instruction II.D. of Form S-3 under the Securities Act, the fee table does not specify by each class of securities to be registered information as to the amount to be registered, proposed maximum offering price per unit, and proposed maximum aggregate offering price. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2) The amount to be registered consists of up to $677,344,400 (in U.S. dollars or the equivalent thereof at the time of sale for any debt security denominated in one or more foreign currencies or composite currencies) of an indeterminate amount of Debt Securities, an indeterminate number of shares of Preferred Stock, an indeterminate number of shares of Common Stock, and an indeterminate number of Warrants as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate amount of Debt Securities as may from time to time be issuable upon exercise of Warrants registered hereunder, an indeterminate number of shares of Preferred Stock as may from time to time be issuable upon conversion of Debt Securities registered hereunder or upon exercise of Warrants registered hereunder, as the case may be, and an indeterminate number of shares of Common Stock as may from time to time be issuable upon conversion of Debt Securities or Preferred Stock registered hereunder or upon exercise of Warrants registered hereunder, as the case may be.

(3) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(4) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for securities as may from time to time be issued upon conversion or exchange of the securities registered hereunder. The maximum aggregate offering price of all securities offered pursuant to this Registration Statement will not exceed $677,344,400.

(5) Calculated pursuant to Rule 457(o) under the Securities Act. Pursuant to Rule 457(p) under the Securities Act, the following amount is being offset against the currently due filing fee: $7,015.54 previously paid as the registration fee associated with $23,768,150.00 of securities registered on a previously filed Registration Statement on Form S-3 (File No. 333-43177), filed by Health Care REIT, Inc. on December 23, 1997.

(6) If any such Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $677,344,400.

(7) This Registration Statement also covers Preferred Stock Purchase Rights under the Registrant's Preferred Stock Purchase Rights Agreement, which are attached to and tradeable only with the shares of Common Stock registered hereby. No registration fees are required for such shares and such rights because they will be issued for no additional consideration.

         Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included herein is a combined prospectus and relates to $23,768,150.00 principal amount of Debt Securities, Preferred Stock, Common Stock and Warrants registered under the Registration Statement on Form S-3 (File No. 333-43177), and $53,576,250.00 principal amount of Debt Securities,

Preferred Stock, Common Stock and Warrants registered under the Registration Statement on Form S-3 (File No. 333-64877), which have not been sold. In the event any of such previously registered Debt Securities, Preferred Stock, Common Stock and Warrants are offered prior to the effective date of this Registration Statement, they will not be included in any prospectus hereunder. The amount of Debt Securities, Preferred Stock, Common Stock and Warrants being registered hereunder represents the maximum amount of Debt Securities, Preferred Stock, Common Stock and Warrants which are expected to be offered for sale.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PRELIMINARY PROSPECTUS

                                  $677,344,400
                             HEALTH CARE REIT, INC.
                                 DEBT SECURITIES
                                 PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

         We may periodically offer and sell, in one or more offerings:

         -        debt securities
         -        shares or fractional shares of preferred stock
         -        shares of common stock
         - warrants to purchase debt securities, preferred stock, or common stock

         We will offer these securities at an aggregate initial public offering price of up to $677,344,400, on terms we will determine at the time of offering. We may offer our debt securities and preferred stock, common stock and warrants separately or together, in separate classes or series, in amounts, at prices and on terms we will describe in one or more supplements to this prospectus. Each prospectus supplement will include, where applicable:

     -    In the case of debt securities:

               -    specific designation                  -    Terms of redemption at our
                                                               option or repayment at your
               -    aggregate principal amount                 option or for sinking fund
                                                               payments
               -    denomination
                                                          -    Terms for conversion into or
               -    maturity                                   exchange for other securities
                                                               we offer
               -    priority
                                                          -    Initial public offering price
               -    interest rate

               -    time of interest

     -    In the case of preferred stock:

               -    series designation                    -    redemption
                                                          -    conversion
               -    number of shares                      -    voting and other rights
                                                          -    initial public offering price
               -    dividend

               -    liquidation preference

     -    In the case of common stock:

               -    number of shares                      -    initial public offering price


     -    In the case of warrants:

               -    number                                 -    any listing of the warrants or the
                                                                underlying securities on a
               -    terms                                       securities exchange

               -    designation and number of              -    any other terms in connection with
                    securities issuable upon their              the offering, sale, and exercise
                    exercise

               -    exercise price

     -    In the case of all securities offered:

               - whether such securities will be offered separately or together with other securities

         In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust for federal income tax purposes. The applicable prospectus supplement will also contain information about certain federal income tax considerations relating to, and any listing on a securities exchange of, these securities.

         We may offer these securities directly, through agents we designate periodically, or to or through underwriters or dealers. If designated agents or underwriters are involved in the sale of any of the securities, we will disclose in the prospectus supplement their names, any applicable purchase price, fee, compensation arrangement between or among them, and our net proceeds from such sale. See "Plan of Distribution." No securities may be sold without the delivery of the applicable prospectus supplement describing the securities and the method and terms of their offering.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

         This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

              The date of this prospectus is November 21, 2001.

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS.........................................................5
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................5
WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................6
DOCUMENTS INCORPORATED BY REFERENCE...........................................7
ABOUT OUR COMPANY.............................................................8
RISK FACTORS..................................................................9
HOW WE INTEND TO USE THE PROCEEDS.............................................9
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
   COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.......................9
GENERAL DESCRIPTION OF THE OFFERED SECURITIES................................10
DESCRIPTION OF DEBT SECURITIES...............................................10
         General.............................................................11
         Denominations, Interest, Registration and Transfer..................13
         Merger, Consolidation or Sale of Assets.............................14
         Certain Covenants...................................................14
         Events of Default and Related Matters...............................15
         Modification of an Indenture........................................16
         Discharge, Defeasance and Covenant Defeasance.......................18
         Subordination.......................................................19
         Guarantees..........................................................19
         Global Securities...................................................19
DESCRIPTION OF OUR COMMON STOCK..............................................20
         General.............................................................20
         Share Purchase Rights...............................................20
DESCRIPTION OF OUR PREFERRED STOCK...........................................21
         General.............................................................22
         Rank................................................................24
         Distributions.......................................................24
         Redemption..........................................................25
         Liquidation Preference..............................................25
         Voting Rights.......................................................26
         Conversion Rights...................................................26
         Our Exchange Rights.................................................27
DESCRIPTION OF WARRANTS......................................................27
         General.............................................................27
         Exercise of Securities Warrants.....................................29
         Amendments and Supplements to Securities Warrant Agreement..........29
         Common Stock Warrant Adjustments....................................29
RESTRICTIONS ON TRANSFER OF SECURITIES.......................................31
DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
INCORPORATION AND BY-LAWS....................................................31

         Anti-Takeover Provisions............................................31
         Limitations On Transactions Involving Us and Our Shareholders.......32
REIT QUALIFICATION...........................................................34
PLAN OF DISTRIBUTION.........................................................34
LEGAL OPINIONS...............................................................36
EXPERTS .....................................................................36

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings up to a total amount of proceeds of $677,344,400. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information" and "Documents Incorporated By Reference."

         You should rely only on the information contained and incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and the applicable prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

         Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "the Company," "we," "us," "our" and similar references mean Health Care REIT, Inc. and its subsidiaries.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern:

     -    the possible expansion of our portfolio;

     -    the performance of our operators and properties;

     - our ability to obtain new viable tenants for properties which we take back from financially troubled tenants, if any;

     -    our ability to make distributions;

     - our policies and plans regarding investments, financings and other matters;

     -    our tax status as a real estate investment trust;

     -    our ability to appropriately balance the use of debt and equity; and

     -    our ability to access capital markets or other sources of funds.

         When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including:

     -    the status of the economy;

     -    the status of capital markets, including prevailing interest rates;

     - compliance with and changes to regulations and payment policies within the health care industry;

     -    changes in financing terms;

     -    competition within the health care and senior housing industries; and

     -    changes in federal, state and local legislation.

         Other important factors are identified in our Annual Report on Form 10-K, which is incorporated into this prospectus, including factors identified under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         This prospectus is part of a registration statement on Form S-3 we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

         Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You may also review a copy of the registration statement at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-

800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

         You can also inspect our reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

     -    we consider incorporated documents to be part of the prospectus;

     - we may disclose important information to you by referring you to those documents; and

     - information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

     This prospectus incorporates by reference the following documents:

     -    Annual Report on Form 10-K for the year ended December 31, 2000.

     - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001.

     -    Quarterly Report on Form 10-Q for the quarterly period ended June 30,
          2001.

     - Current Reports on Form 8-K filed with the SEC on June 15, 2001 and August 9, 2001.

     - Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

     - The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description.

     - The description of the rights to purchase our Series A junior participating preferred stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3,

          1994, including any amendment or report for the purpose of updating such description.

     - All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

         This prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

Erin C. Ibele, Vice President and Corporate Secretary
Health Care REIT, Inc.
One SeaGate
Suite 1500
Toledo, Ohio 43604
(419) 247-2800

                                ABOUT OUR COMPANY

         Health Care REIT, Inc. is a self-administered real estate investment trust that invests in health care facilities, primarily skilled nursing facilities and assisted living facilities. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities. As of September 30, 2001, our investment portfolio included 147 assisted living facilities, 48 skilled nursing facilities and seven specialty care facilities, comprising $1.1 billion in real estate investments.

         We seek to increase funds from operations and enhance shareholder value through relationship investing with public and emerging health care chains. The primary components of our strategy include:

     - Relationship Investing. We establish relationships with emerging health care companies and seek to provide financing throughout their growth cycles. We target companies with experienced management teams, substantial insider ownership interests, venture capital backing and significant growth potential.

     - Portfolio Management. We derive portfolio strength from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with corresponding recurring income and funds from operations. Generally, our operating leases extend for ten to 15 years and our mortgage loans provide five to seven years of prepayment protection. At September 30, 2001, the average life of our portfolio was nine years, with 88% of our annualized revenue derived from investments that mature after the year 2004.

     - Depth of Management. Our management team includes six individuals with a total of approximately 99 years of experience in health care and real estate finance.

         Our objective is to enable you to participate in health care investments that produce income and preserve principal. Since our inception, we have paid 122 consecutive quarterly dividends.

         Our executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio, 43604, and the telephone number is (419) 247-2800.

                                  RISK FACTORS

         Certain of the securities to be offered hereby may involve a high degree of risk. Such risks will be set forth in the prospectus supplement relating to such offered securities.

                        HOW WE INTEND TO USE THE PROCEEDS

         Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquisition of and investment in additional properties and the repayment of borrowings under our credit facility or other debt. Until the proceeds from a sale of securities by us are applied to their intended purposes, they will be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

                     RATIOS OF EARNINGS TO FIXED CHARGES AND
                       EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


         The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, "earnings" consist of pre-tax net income before extraordinary item, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges reduced by the amount of capitalized interest. "Fixed charges" means the sum of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness.


                                        NINE MONTHS ENDED
                                           SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                        2001        2000      2000     1999    1998     1997       1996
                                        ----        ----      ----     ----    ----     ----       ----

Consolidated ratio of earnings to
   fixed charges  (unaudited)           2.81        2.69      2.66      2.83    3.05    3.40       2.93

Consolidated ratio of earnings to
   combined fixed charges and
   preferred stock dividends
           (unaudited)                  2.02        2.01      1.98      2.10    2.63    3.40       2.93

         We issued 3,000,000 shares of 8 7/8% Series B Cumulative Redeemable Preferred Stock in May 1998, and 3,000,000 shares of Series C Cumulative Convertible Preferred Stock in January 1999.

                  GENERAL DESCRIPTION OF THE OFFERED SECURITIES

         We may offer under this prospectus one or more of the following categories of our securities:

     -    debt securities, in one or more series;

     - shares of our preferred stock, par value $1.00 per share, in one or more series;

     -    shares of our common stock, par value $1.00 per share;

     -    common stock warrants;

     -    preferred stock warrants;

     -    debt securities warrants; and

     -    any combination of the foregoing, either individually or as units.

         The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering. Our amended certificate of incorporation authorizes us to issue 75,000,000 shares of common stock and 10,000,000 shares of preferred stock. Of our preferred stock:

     - 13,000 shares have been designated as Junior Participating Preferred Stock, Series A,

     - 3,450,000 shares have been designated as 8 7/8% Series B Cumulative Redeemable Preferred Stock, and

     - 3,000,000 shares have been designated as Series C Cumulative Convertible Preferred Stock.

         As of October 25, 2001, we had issued 32,595,721 shares of common stock, 3,000,000 shares of 8 7/8% Series B preferred stock and 3,000,000 shares of Series C preferred stock.

         Our common stock is listed on the New York Stock Exchange under the symbol "HCN." We intend to apply to list any additional shares of common stock which are issued and sold hereunder. We may apply to list any additional series of preferred stock which are offered and sold hereunder, as described in the prospectus supplement relating to such preferred stock.

                         DESCRIPTION OF DEBT SECURITIES

         The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be guaranteed on a secured or unsecured, senior or subordinated basis, by one or more of our subsidiaries. The debt securities will be issued under one or more indentures between us and a specified trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

         The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of indentures which we have filed as exhibits to the registration statement of which this prospectus is part. We will file any final indentures and supplemental indentures if we issue debt securities. See "Where You Can Find Additional Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

GENERAL

         We may issue debt securities that rank "senior," "senior subordinated" or "junior subordinated." The debt securities that we refer to as "senior" will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as "senior subordinated" securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "junior subordinated" securities. We have filed with the registration statement of which this prospectus is part three separate forms of indenture, one for the senior securities, one for the senior subordinated and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as "subordinated."

         We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

         We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

     - the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

     -    the aggregate principal amount of the securities;

     - the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

     - if convertible, the securities into which they are convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

     -    the stated maturity date;

     -    any fixed or variable interest rate or rates per annum;

     - the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

     - the date from which interest may accrue and any interest payment dates;

     -    any sinking fund requirements;

     - any provisions for redemption, including the redemption price and any remarketing arrangements;

     - whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

     - the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

     - whether we will issue the debt securities in certificated or book-entry form;

     - whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

     - whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

     - the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

     - whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

     -    the subordination provisions, if any, relating to the debt securities;

     - if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

     - whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

     - the provisions relating to any security provided for the debt securities; and

     -    the provisions relating to any guarantee of the debt securities.

         We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as "original issue discount" securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

         Except as may be described in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

         Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

         Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

         If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

     - to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

     -    in any other lawful manner, all as the applicable indenture describes.

         You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange." You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves.

         The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

MERGER, CONSOLIDATION OR SALE OF ASSETS

         Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

     - if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

     - immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

CERTAIN COVENANTS

EXISTENCE. Except as permitted as described above under "--Merger, Consolidation or Sale of Assets," we will agree to do all things necessary to preserve and keep our existence, rights and franchises, provided that it is in our best interests for the conduct of business.

PROVISIONS OF FINANCIAL INFORMATION. Whether or not we remain required to do so under the Exchange Act, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and an indenture trustee on or before the applicable SEC filing dates as if we were required to do so.

ADDITIONAL COVENANTS. Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

EVENTS OF DEFAULT AND RELATED MATTERS

EVENTS OF DEFAULT. The term "event of default" for any series of debt securities means any of the following:

     - We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date.

     - We do not pay interest on a debt security of that series within 30 days after its due date.

     - We do not deposit any sinking fund payment for that series within 30 days after its due date.

     - We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of another series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 50% in principal amount of debt securities of the affected series may send the notice.

     - We default under any of our other indebtedness in specified amounts after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 50% in principal amount of debt securities of the affected series may send the notice.

     - We or one of our "significant subsidiaries," if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. The term "significant subsidiary" means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act.

     - Any other event of default described in the applicable prospectus supplement occurs.

REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

         The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

         Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

         Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

     - you must give the trustee written notice that an event of default has occurred and remains uncured;

     - the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

     - the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

         Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

MODIFICATION OF AN INDENTURE

         There are three types of changes we can make to the indentures and the debt securities:

CHANGES REQUIRING YOUR APPROVAL. First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

     - change the stated maturity of the principal or interest on a debt security;

     -    reduce any amounts due on a debt security;

     - reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

     -    change the currency of payment on a debt security;

     -    impair your right to sue for payment;

     - modify the subordination provisions, if any, in a manner that is adverse to you;

     - reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

     - reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default;

     - waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

     -    modify any of the foregoing provisions.

CHANGES REQUIRING A MAJORITY VOTE. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "--Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

FURTHER DETAILS CONCERNING VOTING. Debt securities are not considered outstanding, and therefore the holders thereof are not eligible to vote if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of debt securities are also not eligible to vote if they have been fully defeased as described immediately below under "--Discharge, Defeasance and Covenant Defeasance--Full Defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

DISCHARGE. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

FULL DEFEASANCE. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

     - we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds or, in some circumstances, depositary receipts representing these notes or bonds, that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

     - the current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us; and

     - we must deliver to the trustee a legal opinion confirming the tax law change described above.

         If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

COVENANT DEFEASANCE. Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

         If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

     - any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

     -    any subordination provisions; and

     - certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

         If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

SUBORDINATION

         We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

     -    the indebtedness ranking senior to the debt securities being offered;

     - the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

     - the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

     - provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

GUARANTEES

         Our payment obligations under any series of our debt securities may be guaranteed by some or all of our subsidiaries. The guarantees may be secured or unsecured and may be senior or subordinated obligations. The guarantors will be identified and the terms of the guarantees will be described in the applicable prospectus supplement.

GLOBAL SECURITIES

         If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

                         DESCRIPTION OF OUR COMMON STOCK

         The following is a summary of certain provisions of our amended certificate of incorporation and by-laws, which documents set forth certain terms of our common stock. Because this summary is not complete, you should refer to such documents for complete information. Copies of our certificate of incorporation and by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

GENERAL

         Common stock holders are entitled to receive dividends when declared by the Board of Directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Common stock holders have one vote per share, and there are no cumulative voting rights. If we are voluntarily or involuntarily liquidated or dissolved, common stock holders are to share ratably in our distributable assets remaining after the satisfaction of all of our debts and liabilities and the preferred stock holders' prior preferential rights. Common stock holders do not have preemptive rights. The common stock will be, when issued, fully paid and nonassessable. The common stock is subject to restrictions on transfer under certain circumstances described under "Restrictions on Transfer of Securities" below. The transfer agent for our common stock is Mellon Investor Services, L.L.C.

         Each outstanding share of our common stock is accompanied by a right to purchase one one-thousandth of a share of our junior participation preferred stock, Series A, at the price of $48, subject to certain anti-dilution adjustments. We have designated and reserved 13,000 shares of our preferred stock as such Class A preferred stock for issuance upon exercise of the rights. The existence of such rights could have the effect of delaying, deterring or preventing a change in our control. The purchase rights and the Class A preferred stock are more fully discussed below under the caption "Share Purchase Rights." For a description of other provisions of our amended certificate of incorporation and by-laws that could have the effect of delaying, deterring or preventing a change in our control, please see "Description of Certain Provisions of Our Certificate of Incorporation and By-Laws" below.

         The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are outstanding or which we may designate and issue in the future. See "Description of Our Preferred Stock" below.

SHARE PURCHASE RIGHTS

         On July 19, 1994, our board of directors adopted a shareholder rights plan, commonly referred to as a "poison pill," which authorized the issuance of one preferred share purchase right for each outstanding share of common stock. Under certain conditions, each right may be exercised to purchase one one-thousandth of a share of our Junior Participating Preferred Stock, Series A, for $48, subject to certain anti-dilution adjustments. The number of rights outstanding and Series A preferred stock issuable upon exercise, as well as the Series A preferred stock purchase price, are subject to customary antidilution adjustments.

         The rights are evidenced by the certificates for shares of common stock, and in general are not transferable apart from the common stock or exercisable until after a party has acquired beneficial ownership of, or made a tender offer for 15% or more of our outstanding common stock, or the occurrence of other events as specified in a rights agreement between us and Mellon Investor Services, L.L.C., as rights agent. Under certain conditions as specified in the rights agreement, including but not limited to, the acquisition by a party of 15% or more of our outstanding common stock, or the acquisition of us in a merger or other business combination, each holder of a right (other than an acquiring person, whose rights will be void) will receive upon its exercise and payment of the exercise price that number of shares of our common stock, or the common stock of the other party, as applicable, having a market value of two times the exercise price of the right.

         The rights expire on August 5, 2004, and until they are exercised, their holder will have no rights as a shareholder. At our option, the rights may be redeemed in whole at a price of $.01 per right any time prior to becoming exercisable. In general, we may also exchange the rights at a ratio of one share of common stock per right after becoming exercisable but prior to any party acquiring 50% or more of the outstanding shares of common stock.

         Series A preferred stock issuable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will have 1,000 votes and will be entitled to:

     - a minimum preferential quarterly dividend payment equal to the greater of $25.00 per share or 1,000 times the amount of the dividends per share paid on the common stock;

     - a liquidation preference in an amount equal to the greater of $100 or 1,000 times the amount per share paid on the common stock; and

     - a payment in connection with a business combination in which shares of common stock are exchanged equal to 1,000 times the amount per share paid on the common stock.

         The purchase rights have an anti-takeover effect that is intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a fair price for all of our shareholders. The purchase rights may cause substantial dilution to any party that may attempt to acquire us on terms not approved by our board of directors. However, the purchase rights are structured in a way so as not to interfere with any negotiated merger or other business combination.

                       DESCRIPTION OF OUR PREFERRED STOCK

         The following is a summary description of the material terms of our shares of preferred stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our amended certificate of incorporation and by-laws, copies of which have been filed with the SEC. See "Where You Can Find Additional Information." This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

GENERAL

         Our board of directors will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

     - the distinctive designation of each series and the number of shares that will constitute the series;

     -    the voting rights, if any, of shares of the series;

     - the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

     - the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     - the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

     - any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

     - if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

     - whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

         The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

         The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our amended certificate of incorporation, including any applicable certificate of designation, and our by-laws.

         The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

     -    the description of the preferred shares;

     -    the number of the preferred shares offered;

     -    the voting rights, if any, of the holders of the preferred shares;

     -    the offering price of the preferred shares;

     - the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

     - the date from which distributions on the preferred shares shall accumulate;

     - the provisions for any auctioning or remarketing, if any, of the preferred shares;

     -    the provision, if any, for redemption or a sinking fund;

     -    the liquidation preference per share;

     -    any listing of the preferred shares on a securities exchange;

     - whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

     -    a discussion of federal income tax considerations;

     - the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

     - any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

     - any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

     - any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

RANK

         Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares.

DISTRIBUTIONS

         Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of directors must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of directors.

         Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future. If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

         Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

         We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

REDEMPTION

         We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

         If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of capital stock, the terms of the preferred shares may provide that, if no shares of such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

LIQUIDATION PREFERENCE

         The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

         If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled. For these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be a liquidation.

VOTING RIGHTS

         Holders of the preferred shares will not have any voting rights, except as described below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement.

         Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of a majority of the shares of each series of preferred shares outstanding at that time:

     - authorize, create or increase the authorized or issued amount of any class or series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

     - reclassify any authorized shares of beneficial interest into a series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

     - create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

     - amend, alter or repeal the provisions of our certificate of incorporation relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

         The authorization, creation or increase of the authorized or issued amount of any class or series of shares of capital stock ranking on parity or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

CONVERSION RIGHTS

         We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of capital stock. The terms will include the number of common shares or other capital stock into which the preferred shares are convertible, the conversion price or manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

OUR EXCHANGE RIGHTS

         We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

                             DESCRIPTION OF WARRANTS

         The terms of any warrants offered by any prospectus supplement will be as described in such prospectus supplement, and as provided herein to the extent not modified in the prospectus supplement. We may issue warrants for the purchase of common stock, preferred stock or debt securities. Warrants may be issued independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock, or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

         The following summaries of certain provisions of the warrant agreement and warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrants relating to each series of warrants which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of warrants.

GENERAL

         In the case of warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

     -    the offering price;

     - the aggregate number of shares purchasable upon exercise of such warrants, the exercise price, and in the case of warrants for preferred stock the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such warrants;

     - the designation and terms of any series of preferred stock with which such warrants are being offered and the number of such warrants being offered with such preferred stock;

     - the date, if any, on and after which such warrants and the related series of preferred stock or common stock will be transferable separately;

     - the date on which the right to exercise such warrants shall commence and the expiration date;

     -    any special United States Federal income tax consequences; and

     -    any other terms of such warrants.

         If warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

     -    the offering price;

     - the denominations and terms of the series of debt securities purchasable upon exercise of such warrants;

     - the designation and terms of any series of debt securities, with which such warrants are being offered with each such debt securities;

     - the date, if any, on and after which such warrants and the related series of debt securities will be transferable separately;

     - the principal amount of the series of debt securities purchasable upon exercise of each such warrant and the price at which such principal amount of debt securities of such series may be purchased upon such exercise;

     -    the date on which the right shall expire;

     -    whether the warrants will be issued in registered or bearer form;

     -    any special United States Federal income tax consequences;

     - the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

     -    any other terms of such warrants.

         Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer if in registered form, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

         Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal or premium, if any, or interest, if any, on such debt securities or to enforce covenants in the applicable indenture.

         Prior to the exercise of any warrants to purchase common stock or preferred stock, holders of such warrants will not have any rights of holders of such common stock or preferred stock, including the right to receive payments of dividends, if any, on such common stock or preferred stock, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

         Each warrant will entitle the holder to purchase a number of shares of common stock, preferred stock or such principal amount of debt securities, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrant or such later date to which such expiration date may be extended by us, unexercised warrants will become void. Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within 5 business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENT

         The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

COMMON STOCK WARRANT ADJUSTMENTS

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by a common stock warrant are subject to adjustment in certain events, including

     - payment of a dividend on the common stock payable in capital stock and stock splits, combinations or reclassifications of the common stock,

     - issuance to all holders of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price, as defined in the warrant agreement for such series of common stock warrants, and

     - certain distributions of evidences of indebtedness or assets, including cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in common stock, or of subscription rights and warrants, excluding those referred to above.

         No adjustment in the exercise price of, and the number of shares of common stock covered by a common stock warrant will be made for regular quarterly or other periods of recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect.

         Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services. In the event of any:

     - consolidation or merger of us with or into any entity, other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock,

     - sale, transfer, lease or conveyance of all or substantially all of our assets or

     - reclassification, capital reorganization or change of the common stock, other than solely a change in par value or from par value to no par value,

then any holder of a common stock warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such common stock warrant the kind and amount of shares of stock or other securities, cash or other property that the holder would have received had such holder exercised such holder's common stock warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the common stock warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such common stock warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were common stock.

                     RESTRICTIONS ON TRANSFER OF SECURITIES

         For us to qualify as a real estate investment trust, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, under our by-laws we have the power to refuse to transfer shares of our common stock, or any security convertible into or exercisable for shares of our common stock, to any person whose acquisition of such shares or other securities would result in the direct or indirect beneficial ownership of more than 9.8% in value of our outstanding common stock. If any shares or other securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of shares or securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess.

         If this provision of our by-laws is determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

         In addition, under our by-laws we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any shareholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust.

             DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
                           INCORPORATION AND BY-LAWS

ANTI-TAKEOVER PROVISIONS

         Our amended certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

     - Classification of our board of directors into three classes with the term of only one class expiring each year.

     - A provision permitting our board of directors to make, amend or repeal our by-laws.

     - Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters (see "Description of Our Preferred Stock" above).

     - A prohibition on shareholders taking action by written consent in lieu of a meeting.

     - Advance notice procedures with respect to nominations of directors by shareholders.

     - The grant only to our board of directors of the right to call special meetings of shareholders.

     - Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one shareholder (see "Restrictions on Transfer of Securities" above).

     - Limitations on transactions that involve us and any shareholder who beneficially owns 5% or more of our common stock (see "Limitations on Transactions Involving Us and Our Shareholders" below).

     - A provision permitting amendment of certain of the provisions listed above only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.

LIMITATIONS ON TRANSACTIONS INVOLVING US AND OUR SHAREHOLDERS

     Under our by-laws, in addition to any vote otherwise required by law, our certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least seventy-five percent of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

     -    Our merger or consolidation with or into

          -    any shareholder that owns 5% or more of our voting stock; or

          - any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a shareholder that owns 5% or more of our voting stock.

     - Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any shareholder that owns 5% or more of our voting stock or an affiliate of any such shareholder.

     - Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any shareholder that owns 5% or more of our voting stock or any affiliate of such a shareholder, whether or not the transaction involves a such a shareholder.

     - The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an shareholder that owns 5% or more of our voting stock or any affiliate of such a shareholder.

     These provisions will not apply to any of the transactions described above if:

     - we are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the beneficial owner of a majority of each class of the outstanding equity securities of the 5% shareholder that is a party to the transaction; or

     - the transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% shareholder and were either members of our board of directors prior to the time that the 5% shareholder became a 5% shareholder, or were successors of such directors on the recommendation of a majority of such directors then on the board of directors; or

     -    both of the following conditions have been met:

          - the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% shareholder for any shares of voting stock acquired by it:

          - within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or

          - in the transaction in which it became a 5% shareholder, whichever is higher; and

     - the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% shareholder previously paid for shares of such voting stock. If the 5% shareholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% shareholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the shareholder.

         The foregoing summary of certain provisions of our amended certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our amended certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

                               REIT QUALIFICATION

         Generally, for each taxable year during which we qualify as a real estate investment trust, we will not be taxed on the portion of our taxable income, including capital gains, that we distribute to shareholders. Any undistributed income or gains will be taxed at regular corporate tax rates. We will be subject to tax at the highest corporate rate on our net income from foreclosure property, regardless of the amount of our distributions. The highest corporate tax rate is currently 35%. Should we fail to qualify as a real estate investment trust, we might incur debt and have to liquidate investments to pay the resulting higher taxes.

                              PLAN OF DISTRIBUTION

         We may sell the securities:

          -    through underwriters or dealers;

          -    through agents;

          -    directly to purchasers; or

          -    through a combination of any of these methods of sale.

         Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Direct sales to investors or our shareholders may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder purchase rights, the shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including:

     - whether common stock, preferred stock or equity stock, or warrants for those securities will be offered under the shareholder purchase rights;

     - the number of those securities or warrants that will be offered under the shareholder purchase rights;

     - the period during which and the price at which the shareholder purchase rights will be exercisable;

     -    the number of shareholder purchase rights then outstanding;

     - any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights, and

     -    any other material terms of the shareholder purchase rights.

         Underwriters may offer and sell the securities at:

     -    fixed prices, which may be changed;

     -    prices related to the prevailing market prices at the time of sale; or

     -    negotiated prices.

         We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both. The applicable prospectus supplement will disclose:

     - any underwriting compensation we pay to underwriters or agents in connection with the offering of securities and

     - any discounts, concessions or commissions allowed by underwriters to participating dealers.

         Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act and to make contribution to them in connection with those liabilities.

         If indicated in the applicable prospectus supplement, we may also offer and sell securities through a firm that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

         If indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

     - the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

     - if the securities are being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.

         Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

         Some of the underwriters and their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL OPINIONS

         The validity of the securities offered will be passed upon by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         Expenses payable in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, are estimated as follows:

Securities and Exchange Commission filing fees            $142.984.46
Legal fees and expenses                                     50,000.00
Accounting fees and expenses                                10,000.00
Miscellaneous                                                2,000.00
                                                          -----------

     TOTAL                                                $204,984.46

Item 15.  Indemnification of Officers and Directors.

         Section 7 of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate") provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware (the "GCL"), or (iv) for any transaction from which the director derived any improper personal benefit. Section 7 also provides that if the GCL is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the extent permitted by the GCL, as so amended. The Restated Certificate also states that any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

         The Company's By-Laws (the "By-Laws") provide that the Company shall indemnify, to the extent permitted by the GCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, partner or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding.

         The Company has entered into indemnification agreements to assure its directors and officers that they will be indemnified to the extent permitted by the Restated Certificate, By-Laws and Delaware law. The indemnification agreements cover any and all expenses, judgments, fines, penalties and amounts paid in settlement, provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director or officer to reimburse the Company for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification.

         Delaware law requires indemnification in cases where a director or officer has been successful in defending any claim or proceeding and permits indemnification, even if a director or officer has not been successful, in cases where the director or officer acted in good faith and in a manner that he or she reasonably believed was in, or not opposed to, the best interests of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by a third party (i.e., a party other than the corporation), Delaware law permits indemnification for judgments, fines and amounts paid in settlement, as well as expenses. In the case of a claim by or in the right of the corporation (including shareholder derivative suits), indemnification under the GCL is limited to expenses, but does not cover judgments or amounts paid in settlement, and no indemnification of expenses is permitted if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, such indemnification is nonetheless proper. Delaware law also permits the advancement of expenses to directors and officers upon receipt of an undertaking to repay all amounts so advanced if it is ultimately determined that the director or officer has not met the applicable standard of conduct and is, therefore, not entitled to be indemnified.

         The Company maintains indemnification insurance which provides for reimbursing the Company for indemnification payments properly and lawfully made to directors and officers and for insuring directors and officers in situations where the Company cannot or does not indemnify them.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.  Exhibits

Exhibit
Number            Exhibit
------            -------

1.1*              Underwriting Agreement

3.1 (1)           Second Restated Certificate of Incorporation of the
                  Registrant.

3.2 (1) Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, of Health Care REIT, Inc.

3.3 (1) Certificate of Designation of 8 7/8% Series B Cumulative Redeemable Preferred Stock of Health Care REIT, Inc.

3.4 (1) Certificate of Designations, Preferences and Rights of Series C Cumulative Convertible Preferred Stock of Health Care REIT, Inc.

3.5 (1) Certificate of Amendment of Second Restated Certificate of Incorporation of the Registrant.

3.6 (2)           By-Laws of the Registrant.

4.1 The Registrant, by signing this Report, agrees to furnish the Securities and Exchange Commission upon its request a copy of any instrument which defines the rights of holders of long-term debt of Registrant and which authorizes a total amount of securities not in excess of 10% of the total assets of the Registrant.

4.2 (3) Series A Junior Participating Preferred Share Purchase Rights Agreement, dated as of July 19, 1994.

4.3 (4) Indenture dated as of April 17, 1997 by and between Health Care REIT, Inc. and Fifth Third Bank.

4.4 (5) First Supplemental Indenture dated as of April 17, 1997 by and between Health Care REIT, Inc. and Fifth Third Bank.

4.5 (6) Second Supplemental Indenture dated as of March 13, 1998 between Health Care REIT, Inc. and Fifth Third Bank.

4.6 (7) Third Supplemental Indenture dated as of March 18, 1999 between Health Care REIT, Inc. and Fifth Third Bank.

4.7 (8) Fourth Supplemental Indenture dated as of August 10, 2001 between Health Care REIT, Inc. and Fifth Third Bank.

4.8               Form of Indenture for the Senior Debt Securities

4.9               Form of Indenture for the Senior Subordinated Debt Securities

4.10              Form of Indenture for the Junior Subordinated Debt Securities

4.11 *            Form of Warrant Agreement

5. *              Opinion re Legality

12.               Statements re Computation of Ratios

23.1              Consent of Ernst & Young LLP, independent auditors

23.2 * Consent of Shumaker, Loop & Kendrick, LLP to the use of their opinion as an exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.

24.               Powers of Attorney.

25. *             Statement of Eligibility of Trustee

---------------------------

*  To be filed by amendment

(1) Incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-K filed March 20, 2000.

(2) Incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K filed October 24, 1997.

(3) Incorporated by reference to Exhibit 2 to the Registrant's Form 8-A filed on August 3, 1994 (File No. 1-8923).

(4) Incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K filed on April 21, 1997.

(5) Incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-K filed on April 21, 1997.

(6) Incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-K filed on March 11, 1998.

(7) Incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-A filed on March 17, 1999.

(8) Incorporated by reference to Exhibit 4.2 of the Registrant's Form 8-K filed on August 9, 2001.


Item 17.  Undertakings

         (A) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (D) The undersigned Registrant hereby undertakes that:

                  (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to

Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (ii) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (E) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Toledo, State of Ohio, on November 13, 2001.

                                           HEALTH CARE REIT, INC.

                                           By: /S/ George L. Chapman
                                              -----------------------
                                           George L. Chapman
                                           Chairman of the Board, Chief
                                           Executive Officer and President
                                           (Principal Executive Officer)

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George L. Chapman his or her attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this registration statement relates, or other instruments he or she deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature           Title                            Date
         ---------           -----                            ----

/s/ WILLIAM C. BALLARD, JR.  Director                    November 13, 2001
---------------------------
William C. Ballard, Jr.


/S/ PIER C. BORRA*           Director                    November 13, 2001
-----------------
Pier C. Borra


/S/ JEFFREY H. DONAHUE*      Director                    November 13, 2001
----------------------
Jeffrey H. Donahue


/s/ PETER J. GRUA            Director                    November 13, 2001
------------------------
Peter J. Grua


/S/ SHARON M. OSTER*         Director                    November 13, 2001
-------------------
Sharon M. Oster

/S/ BRUCE G. THOMPSON*       Director                        November 13, 2001
---------------------
Bruce G. Thompson

/S/ R. SCOTT TRUMBULL*       Director                        November 13, 2001
---------------------
R. Scott Trumbull

/S/ RICHARD A. UNVERFERTH*   Director                        November 13, 2001
-------------------------
Richard A. Unverferth

/S/ GEORGE L. CHAPMAN        Chairman of the Board,          November 13, 2001
---------------------        Chief Executive Officer
George L. Chapman            and President
                             (Principal Executive Officer)


/S/ RAYMOND W. BRAUN*        Executive Vice President,       November 13, 2001
--------------------         Chief Operating Officer and
Raymond W. Braun             Chief Financial Officer
                             (Principal Financial Officer)


/S/ MICHAEL A. CRABTREE*     Treasurer and Controller        November 13, 2001
-----------------------      (Principal Accounting Officer)
Michael A. Crabtree

*By /S/ George L. Chapman
 Attorney-in-Fact

                                  EXHIBIT INDEX

1.1 *             Underwriting Agreement

3.1 (1)           Second Restated Certificate of Incorporation of the
                  Registrant.

3.2 (1) Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, of Health Care REIT, Inc.

3.3 (1) Certificate of Designation of 8 7/8% Series B Cumulative Redeemable Preferred Stock of Health Care REIT, Inc.

3.4 (1)           Certificate of Designations, Preferences and Rights of
                  Series C Cumulative Convertible Preferred Stock of Health Care REIT, Inc.

3.5 (1) Certificate of Amendment of Second Restated Certificate of Incorporation of the Registrant.

3.6 (2)           By-Laws of the Registrant.

4.1 The Registrant, by signing this Report, agrees to furnish the Securities and Exchange Commission upon its request a copy of any instrument which defines the rights of holders of long-term debt of Registrant and which authorizes a total amount of securities not in excess of 10% of the total assets of the Registrant.

4.2 (3) Series A Junior Participating Preferred Share Purchase Rights Agreement, dated as of July 19, 1994.

4.3 (4) Indenture dated as of April 17, 1997 by and between Health Care REIT, Inc. and Fifth Third Bank.

4.4 (5) First Supplemental Indenture dated as of April 17, 1997 by and between Health Care REIT, Inc. and Fifth Third Bank.

4.5 (6) Second Supplemental Indenture dated as of March 13, 1998 between Health Care REIT, Inc. and Fifth Third Bank.

4.6 (7) Third Supplemental Indenture dated as of March 18, 1999 between Health Care REIT, Inc. and Fifth Third Bank.

4.7 (8) Fourth Supplemental Indenture dated as of August 10, 2001 between Health Care REIT, Inc. and Fifth Third Bank.

4.8               Form of Indenture for the Senior Debt Securities

4.9               Form of Indenture for the Senior Subordinated Debt Securities

4.10              Form of Indenture for the Junior Subordinated Debt Securities

4.11 *            Form of Warrant Agreement

5. *              Opinion re Legality

12.               Statements re Computation of Ratios

23.1              Consent of Ernst & Young LLP, independent auditors

23.2 * Consent of Shumaker, Loop & Kendrick, LLP to the use of their opinion as an exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.

24.               Powers of Attorney.

25. *             Statement of Eligibility of Trustee

---------------------------

*  To be filed by amendment

(1) Incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-K filed March 20, 2000.

(2) Incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K filed October 24, 1997.

(3) Incorporated by reference to Exhibit 2 to the Registrant's Form 8-A filed on August 3, 1994 (File No. 1-8923).

(4) Incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K filed on April 21, 1997.

(5) Incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-K filed on April 21, 1997.

(6) Incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-K filed on March 11, 1998.

(7) Incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-A filed on March 17, 1999.

(8) Incorporated by reference to Exhibit 4.2 of the Registrant's Form 8-K filed on August 9, 2001.